Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2019

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 7, 2019
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - May 7, 2019: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2019.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2019	2018	Change
Gross premiums written	$318,559	$279,617	13.9%
Gross premiums earned	$311,813	$278,950	11.8%
Net premiums earned	$180,722	$162,675	11.1%
Total revenues	$202,321	$180,127	12.3%
Earnings before income tax	$12,333	$11,716	5.3%
Net income attributable to UIHC	$9,469	$8,369	13.1%
Net income available to UIHC common stockholders per diluted share	$0.22	$0.20	10.0%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$1,998	$9,825	(79.7)%
Less: Net realized gains on investment portfolio	$181	$211	(14.2)%
Less: Unrealized gains (losses) on equity securities	$10,173	$(2,444)	516.2%
Less: Net tax impact(1)	$(2,089)	$3,445	(160.6)%
Core income(2)	$3,202	$16,982	(81.1)%
Core income per diluted share(2)	$0.07	$0.40	(82.5)%

Book value per share	$12.52	$12.52	—%
(1) In order to reconcile net income to the core income measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"Premium growth was strong in Q1 across our book of business in both personal lines and commercial lines, and we wrote our first policies in Journey, our newly-formed AM Best-rated carrier" said John Forney, President & CEO of UPC Insurance. "While elevated levels of both cat and noncat losses hurt our operating results in Q1, I am confident that our earnings power is better than it has ever been, and we are looking forward to the remainder of 2019."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2019	2018
Net income attributable to UIHC	$9,469	$8,369
Return on equity based on GAAP net income attributable to UIHC (1)	7.1%	6.4%

Core income	$3,202	$16,982
Core return on equity (1)(2)	2.4%	13.2%
(1) Return on equity for the three months ended March 31, 2019 and 2018 is calculated on an annualized basis by dividing the net income or core net income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2019	2018	Change
Loss ratio, net(1)	57.8%	47.5%	10.3	pts
Expense ratio, net(2)	45.9%	54.6%	(8.7	) pts
Combined ratio (CR)(3)	103.7%	102.1%	1.6	pts
Effect of current year catastrophe losses on CR	6.5%	3.8%	2.7	pts
Effect of prior year unfavorable (favorable) development on CR	3.1%	(0.4)%	3.5	pts
Effect of ceding commission income on CR (4)	—%	6.3%	(6.3	) pts
Underlying combined ratio(5)	94.1%	92.4%	1.7	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) For the three months ended March 31, 2019, the Company presented $10.4 million of ceding commissions earned as a $2.1 million decrease to ceded earned premium and an $8.3 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying combined ratio.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net income attributable to the Company for the first quarter of 2019 was $9.5 million, or $0.22 per diluted share, compared to $8.4 million, or $0.20 per diluted share, for the first quarter of 2018. The increase in net income was primarily due to an increase in net premiums earned and a net unrealized gain on equity securities, offset by an increase in loss and LAE expenses during the first quarter of 2019 compared to the first quarter of 2018.

The Company's total gross written premium increased by $38.9 million, or 13.9%, to $318.6 million for the first quarter of 2019, from $279.6 million for the first quarter of 2018, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2019	2018	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$175,626	$157,952	$17,674	11.2%
Gulf	47,376	44,797	2,579	5.8
Northeast	41,756	34,892	6,864	19.7
Southeast	25,007	22,887	2,120	9.3
Total direct written premium by region	289,765	260,528	29,237	11.2%
Assumed premium (2)	28,794	19,089	9,705	50.8
Total gross written premium by region	$318,559	$279,617	$38,942	13.9%

Gross Written Premium by Line of Business
Personal property	$210,681	$183,713	$26,968	14.7%
Commercial property	107,878	95,904	11,974	12.5
Total gross written premium by line of business	$318,559	$279,617	$38,942	13.9%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2019 and 2018 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $27.3 million, or 35.3%, to $104.5 million for the first quarter of 2019, from $77.2 million for the first quarter of 2018. Loss and LAE expense as a percentage of net earned premiums increased 10.3 points to 57.8% for the first quarter of 2019, compared to 47.5% for the first quarter of 2018. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2019 would have been 28.0%, an increase of 2.3 points from 25.7% during the first quarter of 2018.

Policy acquisition costs decreased by $1.9 million, or 3.3%, to $55.2 million for the first quarter of 2019, from $57.1 million for the first quarter of 2018. The primary driver of the decrease in costs was the change in presentation of ceding commission income as an offset to policy acquisition costs, partially offset by the managing general agent commissions related to AmCo Holding Company (AmCo) subsidiary's commercial premiums and agent commissions.

Operating and underwriting expenses increased by $1.9 million, or 22.8%, to $10.2 million for the first quarter of 2019, from $8.3 million for the first quarter of 2018, primarily due to increased agent incentive costs from our new contingent commission program.

General and administrative expenses decreased by $5.7 million, or 24.6%, to $17.6 million for the first quarter of 2019, from $23.3 million for the first quarter of 2018, primarily due to amortization costs related to the merger with AmCo which were fully amortized during the first quarter of 2018. This was offset by the increase in salaries due to the increased number of personnel.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2019	2018	Change
Loss and LAE	$104,547	$77,246	$27,301
% of Gross earned premiums	33.5%	27.7%	5.8	pts
% of Net earned premiums	57.8%	47.5%	10.3	pts
Less:
Current year catastrophe losses	$11,657	$6,317	$5,340
Prior year reserve unfavorable (favorable) development	5,634	(681)	6,315
Underlying loss and LAE (1)	$87,256	$71,610	$15,646
% of Gross earned premiums	28.0%	25.7%	2.3	pts
% of Net earned premiums	48.3%	44.0%	4.3	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2019	2018	Change
Policy acquisition costs	$55,246	$57,135	$(1,889)
Operating and underwriting	10,211	8,318	1,893
General and administrative	17,581	23,325	(5,744)
Total Operating Expenses	$83,038	$88,778	$(5,740)
% of Gross earned premiums	26.6%	31.8%	(5.2	) pts
% of Net earned premiums	45.9%	54.6%	(8.7	) pts
Less:
Ceding commission income (1)	$—	$10,299	$(10,299)
Underlying expense (2)	$83,038	$78,479	$4,559
% of Gross earned premiums	26.6%	28.1%	(1.5	) pts
% of Net earned premiums	45.9%	48.2%	(2.3	) pts
(1) For the three months ended March 31, 2019, the Company presented $10.4 million of ceding commissions earned as a $2.1 million decrease in ceded earned premium and an $8.3 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying expense ratio.
(2) Underlying expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2019 were 35.6% of gross premiums earned, compared to 39.9% of gross premiums earned for the first quarter of 2018. The decrease in this ratio was driven primarily by an increase in gross premiums earned in the first quarter of 2019, compared to 2018.

Investment Portfolio Highlights

The Company's cash and investment holdings stayed consistent at $1.1 billion both at March 31, 2019 and 2018. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately

89.1% of total investments at March 31, 2019, compared to 90.6% at December 31, 2018. At March 31, 2019 our fixed maturity investments had a modified duration of 3.4 years, compared to 3.5 years at December 31, 2018.

Book Value Analysis

Book value per share increased 3.5% from $12.10 at December 31, 2018, to $12.52 at March 31, 2019. Underlying book value per share increased 1.4% from $12.31 at December 31, 2018, to $12.49 at March 31, 2019. An increase in the Company's retained earnings, drove the increase in our book value per share. The effect of the increase in accumulated other comprehensive income, as shown in the table below, also positively impacted our book value per share.

($ in thousands, except for share and per share data)	March 31,	December 31,
	2019	2018
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$538,591	$520,230
Denominator:
Total Shares Outstanding	43,008,729	42,984,578
Book Value Per Common Share	$12.52	$12.10

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$538,591	$520,230
Accumulated other comprehensive (loss) income	1,530	(9,030)
Stockholders' Equity, excluding AOCI	$537,061	$529,260
Denominator:
Total Shares Outstanding	43,008,729	42,984,578
Underlying Book Value Per Common Share(1)	$12.49	$12.31
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.06 per share quarterly cash dividend payable on May 21, 2019, to stockholders of record on May 14, 2019.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Operating expenses excluding the effects of ceding commission income earned (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate this component separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for operating expenses and does not reflect the overall profitability of the Company's business.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    May 7, 2019 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/30053/indexl.html. An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent

Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Condensed Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2019	2018
REVENUE:
Gross premiums written	$318,559	$279,617
Change in gross unearned premiums	(6,746)	(667)
Gross premiums earned	311,813	278,950
Ceded premiums earned	(131,091)	(116,275)
Net premiums earned	180,722	162,675
Net investment income	7,295	5,686
Net realized investment gains	181	211
Net unrealized gains (losses) on equity securities	10,173	(2,444)
Other revenue	3,950	13,999
Total revenues	$202,321	$180,127
EXPENSES:
Losses and loss adjustment expenses	104,547	77,246
Policy acquisition costs	55,246	57,135
Operating expenses	10,211	8,318
General and administrative expenses	17,581	23,325
Interest expense	2,409	2,458
Total expenses	189,994	168,482
Income before other income	12,327	11,645
Other income	6	71
Income before income taxes	12,333	11,716
Provision for income taxes	2,755	3,347
Net income	$9,578	$8,369
Less: Net income attributable to noncontrolling interests	109	—
Net income attributable to UIHC	$9,469	$8,369
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	14,322	(23,384)
Reclassification adjustment for net realized investment gains	(181)	(211)
Income tax benefit (expense) related to items of other comprehensive income	(3,459)	5,923
Total comprehensive income (loss)	$20,260	$(9,303)
Less: Comprehensive income attributable to noncontrolling interests	231	—
Comprehensive income (loss) attributable to UIHC	$20,029	$(9,303)

Weighted average shares outstanding
Basic	42,696,681	42,581,939
Diluted	42,986,484	42,748,627

Earnings available to UIHC common stockholders per share
Basic	$0.22	$0.20
Diluted	$0.22	$0.20

Dividends declared per share	$0.06	$0.06

Condensed Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2019	December 31, 2018
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$852,086	$862,345
Equity securities	91,468	80,978
Other investments	12,821	8,513
Total investments	$956,375	$951,836
Cash and cash equivalents	68,625	112,679
Restricted cash	65,312	71,441
Accrued investment income	5,665	6,017
Property and equipment, net	19,564	17,137
Premiums receivable, net	92,928	95,816
Reinsurance recoverable on paid and unpaid losses	654,460	625,998
Ceded unearned premiums	133,304	217,885
Goodwill	73,045	73,045
Deferred policy acquisition costs	109,489	105,582
Intangible assets	29,986	31,351
Other assets	15,543	12,641
Total Assets	$2,224,296	$2,321,428
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$629,968	$661,203
Unearned premiums	634,058	627,313
Reinsurance payable	116,119	175,272
Payments outstanding	5,399	56,534
Accounts payable and accrued expenses	64,149	71,048
Lease liability	438	—
Other liabilities	55,383	29,571
Notes payable	159,821	160,118
Total Liabilities	$1,665,335	$1,781,059
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,041,127 and 43,029,845 issued, respectively; 43,008,729 and 42,984,578 outstanding, respectively	4	4
Additional paid-in capital	390,042	389,141
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	1,530	(9,030)
Retained earnings	147,446	140,546
Total stockholders' equity attributable to UIHC stockholders	$538,591	$520,230
Noncontrolling interests	20,370	20,139
Total Stockholders' Equity	$558,961	$540,369
Total Liabilities and Stockholders' Equity	$2,224,296	$2,321,428